EXHIBIT 99.1

Cleveland BioLabs Reports Second Quarter 2012 Financial Results and Development Progress

BUFFALO, N.Y., Aug. 6, 2012 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results and development progress for the second quarter ended June 30, 2012.

Cleveland BioLabs reported a net loss attributable to its common shareholders of approximately $5.1 million, or $0.14 per share of common stock, as compared to net income attributable to its common shareholders of approximately $11.4 million, or $0.38 per share of common stock, for the second quarter of 2011, a variance of $16.5 million. $15.3 million of this variance was due to fair market value accounting of certain outstanding warrants, leaving a net loss increase of $1.2 million attributable to the other elements of its operations. At June 30, 2012, Cleveland BioLabs reported consolidated cash, cash equivalents and short-term investments of approximately $22.0 million.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "The second quarter has been an exciting one for us. Our world class research and development team continue to deliver outstanding results. We had two back-to-back interactions with the U.S. Food and Drug Administration (FDA) in April for our CBLB502 radiation countermeasure program, which largely confirmed the planned development activities necessary to ready CBLB502 for a biologics license application submission. We are currently preparing for our next meeting to further define the details of these requirements and believe that the exceptional survival data we recently released in our large non-human primate study with CBLB502 and the successful identification of efficacy biomarkers for CBLB502 provide a solid foundation for our discussions.

"On the oncology front, CBL0137 has demonstrated significant tumor regression in combination therapy in animal models of neuroblastoma; and, dose-dependent efficacy data in a preclinical breast cancer model. Finally, on the financing front, we secured approximately $4 million of non-dilutive funding for the CBLB612 program that will be used to support completion of preclinical studies, filing of an IND and Phase I and II clinical studies."

Operational Highlights

Enrollment of the CBLB502 advanced cancer trial at Roswell Park Cancer Institute continues. To date, no serious adverse events were reported.

The Company conducted several meetings with federal funding agencies during the quarter to provide updates on progress with the CBLB502 radiation countermeasure program. Submissions to the FDA are being completed in preparation for an upcoming meeting with a view towards finalizing the requirements for remaining pivotal animal and human studies.

A manuscript characterizing biomarkers of CBLB502's efficacy as a medical radiation countermeasure was recently published online in the Journal of Pharmacology and Experimental Therapeutics.  The identification of biomarkers for CBLB502 represents a key step along the critical development path for CBLB502 as a radiation countermeasure.

Strong survival results were reported for a randomized, blinded, placebo-controlled efficacy study of CBLB502 in 179 non-human primates conducted under Good Laboratory Practice (GLP) with elements of Good Clinical Practice, as required by the FDA's Animal Rule. The study demonstrated with a high degree of statistical significance that a single administration of CBLB502 given 25 hours after a 70% lethal dose of total body irradiation led to a nearly three-fold increase in overall survival in the subject animals as compared to the control group.

A contract providing non-dilutive funding for development of CBLB612 over a period of approximately three years was signed with the Ministry of Industry and Trade of the Russian Federation as part of an economic development program.

Incuron, LLC, one of Cleveland BioLabs' majority-owned subsidiaries, announced several advancements with oncology drug candidate CBL0137 during the quarter. New studies demonstrating potentially curative effects of CBL0137, in combination with chemotherapy in animal models of neuroblastoma were presented at the Advances in Neuroblastoma Research Association 2012 meeting.  A study demonstrating that CBL0137 counteracts tumor formation in a spontaneous breast cancer model in mice was published online in Cancer Prevention Research, a peer-reviewed publication of the American Association for Cancer Research. A meeting was recently conducted with the FDA regarding an IND application for the intravenous administration of CBL0137 in the United States.

Incuron's ongoing Phase I single-dose ascending trial of CBLC102 in refractory advanced cancer patients with liver metastases is expected to complete its fifth cohort shortly. Depending on reports of dose limiting toxicities, it is anticipated that the trial will continue into one additional dose-ascension cohort before adding patients at the selected therapeutic dose.

Panacela Labs continued toxicology work in Russia for its five pipeline candidates with a view towards potential IND filings.

Further Financial Highlights

Revenues for the second quarter of 2012 decreased to approximately $0.3 million from approximately $0.6 million for the same period in 2011, primarily due to a reduction in funding received from the federal government.

Research and development expense increased to approximately $6.1 million as compared to approximately $5.2 million for the second quarter of 2011.  This net increase was mainly due to the opening of the Advanced Cancers trial with CBLB502, and new development efforts such as those relating to CBLB612 and compounds in the Panacela subsidiary.  Partially offsetting these cost increases was a reduction in expenditures related to the development of CBLB502 as a radiation countermeasure.

General and administrative (G&A) expense increased to approximately $3.3 million for the second quarter of 2012 from approximately $2.0 million in the second quarter of 2011. The majority of this increase is associated with the G&A activities of our Panacela subsidiary and business development activities.

As of June 30, 2012, Cleveland BioLabs had approximately 35.8 million shares of common stock outstanding.

Conference Call Information

Management will host a conference call at 10:30 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.  A replay of the call will be available starting on August 6, 2012, at 1:30 p.m. ET through November 6, 2012, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering account number 286 and conference ID number 397689. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging a deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

The Cleveland BioLabs, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11668

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company's failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company's ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Director Investor Relations & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2012	December 31,
	(unaudited)	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 13,229,680	$ 22,872,589
Short-term investments	8,788,455	5,520,000
Accounts receivable	92,562	1,740,629
Other current assets	1,324,280	876,889
Total current assets	23,434,977	31,010,107

Equipment, net	1,163,553	1,084,204
Other long-term assets	34,739	32,490

Total assets	$ 24,633,269	$ 32,126,801

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 671,395	$ 909,144
Accrued expenses	3,350,308	1,686,202
Accrued warrant liability	3,022,933	7,285,959
Current portion of capital lease obligation	66,753	--
Total current liabilities	7,111,389	9,881,305

Noncurrent portion of capital lease obligation	134,717	--

Commitments and contingencies	--	--

Total liabilities	7,246,106	9,881,305

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity	1,205,115	9,060,672
Noncontrolling interest in stockholders' equity	16,182,048	13,184,824
Total stockholders' equity	17,387,163	22,245,496

Total liabilities and stockholders' equity	$ 24,633,269	$ 32,126,801

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Grants and contracts	$ 258,237	$ 569,049	$ 1,189,634	$ 3,043,031

Operating expenses:
Research and development	6,093,275	5,209,194	12,079,076	10,918,127
General and administrative	3,326,686	1,987,451	5,754,157	3,864,653
Total operating expenses	9,419,961	7,196,645	17,833,233	14,782,780

Loss from operations	(9,161,724)	(6,627,596)	(16,643,599)	(11,739,749)

Other income (expense):
Interest and other income	70,252	116,358	125,893	218,578
Foreign exchange gain (loss)	641,332	(174,578)	(51,084)	(195,060)
Change in value of warrant liability	2,543,270	17,815,964	4,263,026	17,101,013
Total other income (expense)	3,254,854	17,757,744	4,337,835	17,124,531

Net loss	(5,906,870)	11,130,148	(12,305,764)	5,384,782

Net loss attributable to noncontrolling interests	828,186	238,076	1,839,934	484,383

Net loss attributable to Cleveland BioLabs, Inc.	$ (5,078,684)	$ 11,368,224	$ (10,465,830)	$ 5,869,165

Net loss available to common stockholders per share of common stock, basic	$ (0.14)	$ 0.38	$ (0.29)	$ 0.20

Net loss available to common stockholders per share of common stock, diluted	$ (0.14)	$ 0.30	$ (0.29)	$ 0.16

Weighted average number of shares used in calculating net loss per share, basic and diluted	35,745,675	30,033,049	35,701,619	29,574,561

Weighted average number of shares used in calculating net loss per share, diluted	35,745,675	37,588,006	35,701,619	36,685,508

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities	$ (12,169,517)	$ (5,070,462)
Cash flows from investing activities	(3,742,698)	(805,269)
Cash flows from financing activities	5,874,761	25,759,227
Effect of exchange rate change on cash and equivalents	394,545	194,238

(Decrease) Increase in cash and cash equivalents	(9,642,909)	20,077,734

Cash and cash equivalents at beginning of period	22,872,589	10,918,537

Cash and cash equivalents at end of period	$ 13,229,680	$ 30,996,271